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                                                                     Exhibit 4.9


[LOGO - PRUDENTIAL]                         PRUDENTIAL CAPITAL GROUP
                                            Corporate Finance
                                            Two Prudential Plaza, Suite 5600,
                                            Chicago IL  60601-6716
                                            Tel 312 540-0931 Fax 312 540-4222

                                October 18, 2000



Corrpro Companies, Inc.
1090 Enterprise Drive
Medina, Ohio 44256


Ladies and Gentlemen:

         Reference is made to that certain Note Purchase Agreement dated as of January 21, 1998 (as amended from time to time, the "NOTE AGREEMENT") between Corrpro Companies, Inc., an Ohio corporation (the "COMPANY") and The Prudential Insurance Company of America ("PRUDENTIAL"), pursuant to which the Company issued and sold its 7.60% Senior Notes due January 15, 2008 in the original aggregate principal amount of $30,000,000 (the "Notes"). Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Note Agreement.

         Pursuant to the request of the Company and in accordance with the provisions of paragraph 11C of the Note Agreement, the Company and the undersigned holders of the Notes executing this letter agree as follows:

         SECTION 1. AMENDMENTS TO NOTE AGREEMENT. From and after the date this letter becomes effective, the Note Agreement is amended as follows:

         1.1 Paragraph 4B of the Note Agreement is amended by (a) renumbering the existing paragraph 4B as "4B(1)" and (b) adding a new paragraph 4B(2) thereto which shall read as follows:

         "4B(2).   OPTIONAL PREPAYMENT WITHOUT YIELD MAINTENANCE AMOUNT.
         (a) In addition to all other payments required hereunder, the Company shall prepay the Aggregate Total Outstandings and the aggregate unpaid principal amount of the Notes, on a pro rata basis, by an amount equal to (a) 100% of the Net Cash Proceeds of any Subordinated Indebtedness or similar obligation incurred at any time by the Company or any Guarantor, and (b) 100% of the Net Cash Proceeds of any capital contribution to the Company or any of its Subsidiaries (other than a capital contribution by the Company or any Subsidiary) or issuance of any capital stock of the Company (other than any issuance by the Company in connection with any employee stock purchase plans or any stock option plans).


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Corrpro Companies, Inc.
October 18, 2000
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         (b)  The Company shall give Prudential written notice of the receipt of any Net Cash Proceeds described in subparagraph (a) above within five Business Days of such receipt. Such notice shall contain and constitute an offer to prepay, without Yield Maintenance Amount, to each holder of the Notes the amounts described in paragraph (a) above. Prudential may accept the offer to prepay pursuant to this paragraph 4B(2) by causing a notice of such acceptance to be delivered to the Company within ten (10) Business Days after receipt of the notice described in the preceding sentence. A failure by Prudential to so respond to an offer to prepay made pursuant to this paragraph 4B(2) shall be deemed to constitute a rejection of such offer by Prudential. Prepayments by the Company pursuant to this paragraph 4B(2) shall be made within three (3) Business Days of the date of Prudential's acceptance of the offer to prepay hereunder."

         1.2 Paragraphs 4D and 4E of the Agreement are amended to delete the phrase "4A or 4B" and replace each such phrase with "4A, 4B(1) or 4B(2)".

         1.3 Paragraph 6A(2) of the Note Agreement is amended in its entirety to read as follows:

         "6A(2). INTEREST COVERAGE RATIO. The Interest Coverage Ratio to be less than (i) 1.50 to 1.00 at the end of the fiscal quarter ending September 30, 2000 or December 31, 2000, (ii) 1.90 to 1.00 at the end of the fiscal quarter ending March 31, 2001, or (iii) 2.00 to 1.00 at the end of any fiscal quarter ending after March 31, 2001."

         1.4 Paragraph 6A(3) of the Note Agreement is amended in its entirety to read as follows:

         "6A(3). DEBT COVERAGE RATIO. The Debt Coverage Ratio to exceed (i) 5.70 to 1.00 at any time after June 30, 2000 and on or before December 31, 2000, (ii) 4.50 to 1.00 at any time after December 31, 2000 and on or before March 31, 2001, and (iii) 3.25 to 1.00 at any time after March 31, 2001."

         1.5 Paragraph 6A(4) of the Note Agreement is amended in its entirety to read as follows:

         "6A(4). FIXED CHARGE COVERAGE RATIO. The Fixed Charge Coverage Ratio, determined as of the end of any fiscal quarter, to be less than (i)
         1.25 to 1.00 for the quarter ending September 30, 2000 or December 31, 2000, (ii) 1.40 to 1.00 for the quarter ending March 31, 2001, or (iii)
         1.50 to 1.00 for any fiscal quarter ending thereafter."



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Corrpro Companies, Inc.
October 18, 2000
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         1.6 Paragraph 10B of the Note Agreement is amended to add the following terms in appropriate alphabetical order therein:

         "AGGREGATE TOTAL OUTSTANDINGS" shall have the meaning set forth in the Credit Agreement.

         "NET CASH PROCEEDS" shall mean, without duplication, in connection with any issuance or sale of any equity securities or debt securities or instruments or the incurrence of loans, the cash proceeds received from such issuance or incurrence, net of investment banking fees, reasonable and documented attorneys' fees, accountants' fees, underwriting discounts and commissions and other reasonable and customary fees and expenses actually incurred therewith.

         1.7 Section 1.13 of the June 2000 Modification is deleted effective for each fiscal quarter ending on or after September 30, 2000

         1.8 In addition to interest accruing on the Notes, the Company agrees to pay to the holder(s) of such Notes a fee (the "LEVERAGE FEE") with respect to each fiscal quarter, beginning with the fiscal quarter ending December 31, 2000, during which the Debt Coverage Ratio equaled or exceeded 2.75 to 1.00 at any time (a "LEVERAGE EVENT"). The Leverage Fee payable with respect to each Note shall be a dollar amount equal to the product obtained by multiplying (a) the Applicable Factor times (b) the "Weighted Dollar Average" of outstanding principal balance of such Note during the applicable quarter in which the Leverage Event occurred. The Leverage Fee shall be payable in arrears and due on the next interest payment due date which falls on or after the last day of the fiscal quarter in which the Leverage Event occurred. With respect to any fiscal quarter, the Leverage Fee shall only be payable for the first Leverage Event to occur in such fiscal quarter (but the Applicable Factor for such fiscal quarter shall be determine as provided below based upon all Leverage Events which occurred during such fiscal quarter). The acceptance of the Leverage Fee by any holder of a Note shall not constitute a waiver of any Default or Event of Default. The "Applicable Factor" for any fiscal quarter shall be equal to (a)
0.004125 if at any time during such fiscal quarter the Debt Coverage Ratio equaled or exceeded 4.00 to 1.00, (b) 0.0035 if at any time during such fiscal quarter the Debt Coverage Ratio equaled to or exceeded 3.50 to 1.00, but at no time during such fiscal quarter equaled or exceed 4.00 to 1.00, (c) 0.0030 if at any time during such fiscal quarter the Debt Coverage Ratio equaled to or exceeded 3.00 to 1.00, but at no time during such fiscal quarter equaled or exceeded 3.50 to 1.00 and (d) 0.0025 if at any time during such fiscal quarter the Debt Coverage Ratio equaled to or exceeded 2.75 to 1.00, but at no time during such fiscal quarter equaled or exceeded 3.00 to 1.00. As used herein, the term "Weighted Dollar Average" shall mean, with respect to any Note, during any fiscal quarter of the Company, a dollar amount determined by adding together the

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Corrpro Companies, Inc.
October 18, 2000
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daily outstanding principal balance of such Note during such fiscal quarter and dividing the amount thus obtained by the total number of days during such fiscal quarter.


         SECTION 2. REPRESENTATIONS AND WARRANTIES. The Company represents and warrants to each of the undersigned that (a) this letter has been duly authorized, executed and delivered by the Company, (b) each representation and warranty set forth in paragraph 8 of the Note Agreement is true and correct as of the date of the execution and delivery of this letter by the Company with the same effect as if made on such date (except to the extent such representations and warranties expressly refer to an earlier date, in which case they were true and correct as of such earlier date) and (c) no Default or Event of Default exists and, after giving effect to the amendments to the Note Agreement in
Section 1 hereof, no Event of Default or Default will exist.

         SECTION 3. CONDITIONS PRECEDENT. This letter shall become effective as of the date hereof upon the return to Prudential of: (a) counterparts of this letter agreement duly executed by the Company and Prudential; (b) an executed copy of the letter in the form of Exhibit A attached hereto; (c) a fully executed copy of Amendment No. 1 to the Credit Agreement; and (d) payment of an amendment fee to Prudential in the amount of $30,000.00. The documents referred to in the preceding sentence should be returned to: Prudential Capital Group, Two Prudential Plaza, Suite 5600, Chicago, Illinois 60601, Attention: Kira E. Druyan.

         SECTION 4. REFERENCE TO AND EFFECT ON NOTE AGREEMENT. Upon the effectiveness of this letter, each reference to the Note Agreement in any other document, instrument or agreement shall mean and be a reference to the Note Agreement as modified by this letter. Except as specifically set forth in
Section 1 hereof, the Note Agreement shall remain in full force and effect and is hereby ratified and confirmed in all respects.

         SECTION 5. GOVERNING LAW. THIS LETTER SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF ILLINOIS, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS OF SUCH STATE.



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Corrpro Companies, Inc.
October 18, 2000
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         SECTION 6. COUNTERPARTS: SECTION TITLES. This letter may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument. The section titles contained in this letter are and shall be without substance, meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.


                                        Very truly yours,


                                        THE PRUDENTIAL INSURANCE COMPANY
                                         OF AMERICA

                                        By /s/ WILLIAM ENGELKING
                                          ------------------------------------
                                                 Vice President
                                          ------------------------------------
Agreed and Accepted:

CORRPRO COMPANIES, INC.


By: /s/ NEAL R. RESTIVO
    -----------------------------------
Title: Executive VP and CFO
       --------------------------------